Exhibit 99

Dillard’s, Inc. Reports Record Second Quarter Earnings per Share

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 14, 2013--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended August 3, 2013. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Highlights of the Company’s Second Quarter Performance

  A 25% increase in second quarter earnings per share compared to the prior year
  A 1% increase in comparable store sales
  Merchandise gross margin improvement of 10 basis points of sales

Second Quarter Results

Dillard’s reported net income for the 13 weeks ended August 3, 2013 of $36.5 million, or $0.79 per share compared to net income of $31.0 million, or $0.63 per share, for the prior year second quarter.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Following a strong start to the year, we made further progress in the second quarter. Positive comparable store sales and gross margin expansion combined with continued expense control enabled us to report another quarter of year over year improvement at Dillard’s.”

26 Week Results

Dillard’s reported net income for the 26 weeks ended August 3, 2013 of $153.7 million, or $3.30 per share compared to net income of $126.0 million, or $2.53 per share, for the prior year 26-week period. Included in net income for the 26-week period ended August 3, 2013 is a net after-tax credit totaling $4.4 million ($0.09 per share) comprised of the following three items:

  A $7.6 million after tax gain ($0.16 per share) related to the sale of an investment
  A $1.0 million after tax credit ($0.02 per share) related to a pension adjustment
  After-tax asset impairment and store closing charges of $4.2 million ($0.09 per share)

Excluding this credit, Dillard’s would have reported net income of $149.3 million ($3.20 per share) for the 26-week period ended August 3, 2013, a 26% earnings per share increase over the prior year 26-week performance.

Net Sales

Net sales for the 13 weeks ended August 3, 2013 were $1.480 billion and $1.488 billion for the 13 weeks ended July 28, 2012. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales (which exclude CDI) for the 13-week period ended August 3, 2013 were $1.459 billion and $1.456 billion for the 13-week period ended July 28, 2012. Total merchandise sales were unchanged on a percentage basis for the 13-week period ended August 3, 2013. Sales in comparable stores for the period increased 1%.

Sales trends were notably strong in ladies’ accessories and lingerie followed by juniors’ and children’s apparel. Sales were weakest in the home and furniture category followed by ladies’ apparel. Sales trends were strongest in the Central region, followed by the Western and Eastern regions, respectively.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 10 basis points of sales to 34.4% for the 13 weeks ended August 3, 2013 compared to 34.3% for the prior year second quarter. Consolidated gross margin for the 13 weeks ended August 3, 2013 improved 40 basis points of sales to 34.0% from 33.6% during the prior year second quarter. Inventory increased 7% at August 3, 2013 compared to July 28, 2012.

Selling, General & Administrative Expenses

Selling, general and administrative expenses (“operating expenses”) were $398.2 million (26.9% of sales) and $398.8 million (26.8%) during the 13 weeks ended August 3, 2013 and the 13 weeks ended July 28, 2012, respectively. Decreases in advertising expense and services purchased were partially offset by increases in selling payroll expense and insurance.

Store Information

During the second quarter of 2013, the Company closed its Randolph Mall location in Asheboro, North Carolina (60,000 square feet).

At August 3, 2013, the Company operated 282 Dillard’s locations and 18 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at August 3, 2013 was 50.9 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13 Weeks Ended		13 Weeks Ended
	August 3, 2013		July 28, 2012

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,479.9	100.0. %	$1,487.9	100.0. %
Service charges and other income	36.9	2.5	37.3	2.5
	1,516.8	102.5	1,525.2	102.5

Cost of sales	976.8	66.0	987.8	66.4
Selling, general and administrative expenses	398.2	26.9	398.8	26.8
Depreciation and amortization	64.2	4.3	64.2	4.3
Rentals	5.5	0.4	8.6	0.6
Interest and debt expense, net	16.3	1.1	17.7	1.2
Gain on disposal of assets	-	0.0	0.1	0.0
Income before income taxes and income on and equity in losses of joint ventures	55.8	3.8	48.2	3.2
Income taxes	19.7		17.3
Income on and equity in losses of joint ventures	0.4	0.0	0.1	0.0
Net income	$36.5	2.5%	$31.0	2.1%

Basic earnings per share	$0.79		$0.64
Diluted earnings per share	$0.79		$0.63
Basic weighted average shares	46.3		48.3
Diluted weighted average shares	46.3		49.2

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	26 Weeks Ended		26 Weeks Ended
	August 3, 2013		July 28, 2012

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$3,029.0	100.0%	$3,037.2	100.0%
Service charges and other income	77.2	2.5	73.9	2.4
	3,106.2	102.5	3,111.1	102.4

Cost of sales	1,914.6	63.2	1,944.7	64.0
Selling, general and administrative expenses	788.4	26.0	792.0	26.1
Depreciation and amortization	129.4	4.3	128.2	4.2
Rentals	11.1	0.4	16.9	0.6
Interest and debt expense, net	32.6	1.1	35.1	1.2
Gain on disposal of assets	12.4	0.4	1.1	0.0
Asset impairment and store closing charges	6.5	0.2	-	0.0
Income before income taxes and income on and equity in losses of joint ventures	236.0	7.8	195.3	6.4
Income taxes	83.1		70.3
Income on and equity in losses of joint ventures	0.8	0.0	1.0	0.0
Net income	$153.7	5.1%	$126.0	4.1%

Basic earnings per share	$3.30		$2.58
Diluted earnings per share	$3.30		$2.53
Basic weighted average shares	46.6		48.8
Diluted weighted average shares	46.6		49.8

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	August 3,	July 28,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$113.7	$162.5
Accounts receivable	26.2	33.4
Merchandise inventories	1,459.3	1,362.1
Other current assets	50.1	44.6
Total current assets	1,649.3	1,602.6

Property and equipment, net	2,198.7	2,388.1
Other assets	259.5	270.8

Total Assets	$4,107.5	$4,261.5

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$713.1	$699.0
Other short term borrowings	-	24.0
Current portion of long-term debt and capital leases	0.9	78.2
Federal and state income taxes including current deferred taxes	83.5	74.3
Total current liabilities	797.5	875.5

Long-term debt and capital leases	621.9	622.8
Other liabilities	229.2	246.7
Deferred income taxes	248.0	295.0
Subordinated debentures	200.0	200.0
Stockholders' equity	2,010.9	2,021.5

Total Liabilities and Stockholders' Equity	$4,107.5	$4,261.5

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Millions)

	26 Weeks Ended August 3, 2013	26 Weeks Ended July 28, 2012
Operating activities:
Net income	$153.7	$126.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	130.3	129.2
Gain on disposal of assets	(12.4)	(1.1)
Asset impairment and store closing charges	6.5	-
Excess tax benefits from share-based compensation	-	(2.0)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	5.3	(4.7)
Increase in merchandise inventories	(164.7)	(58.1)
Increase in other current assets	(7.5)	(9.9)
Decrease in other assets	1.3	7.8
Increase in trade accounts payable and accrued expenses and other liabilities	54.9	44.4
Decrease in income taxes payable	(35.7)	(78.8)
Net cash provided by operating activities	131.7	152.8
Investing activities:
Purchase of property and equipment	(40.9)	(86.7)
Proceeds from disposal of assets	18.3	7.8
Net cash used in investing activities	(22.6)	(78.9)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(1.2)	(2.0)
Cash dividends paid	(2.3)	(5.0)
Purchase of treasury stock	(114.7)	(153.1)
Increase in short term borrowings	-	24.0
Excess tax benefits from share-based compensation	-	2.0
Proceeds from stock issuance	-	3.7
Issuance cost of line of credit	(1.3)	(5.3)
Net cash used in financing activities	(119.5)	(135.7)
Decrease in cash and cash equivalents	(10.4)	(61.8)
Cash and cash equivalents, beginning of period	124.1	224.3
Cash and cash equivalents, end of period	$113.7	$162.5
Non-cash transactions:
Accrued capital expenditures	$3.3	$3.4
Stock awards	0.8	2.8
Accrued treasury stock purchase	-	9.0

Estimates for 2014

The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 1, 2014 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In millions
	2013 Estimated	2012 Actual
Depreciation and amortization	$261	$260
Rentals	27	35
Interest and debt expense, net	65	70
Capital expenditures	125	137

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2013, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie Johnson Bull, 501-376-5965